Exhibit 18.1

October 26, 2009

Board of Directors
Northern Oil and Gas, Inc.
315 Manitoba Avenue, Suite 200
Wayzata, Minnesota 55391

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to item 601 of Regulation S-K.

We have been provided a copy of the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2009.  As stated in Note 2 to the financial statements of Northern Oil and Gas, Inc. for the period ended September 30, 2009, the Company changed its method of accounting for drilling costs at the time drilling commences for a well to recording the costs when amounts are invoiced by operators and states that the newly adopted accounting principle is preferable in the circumstances.  The new method of accounting results in a more meaningful representation of the Company’s actual drilling costs, and the recording of drilling costs in this method is consistent with other companies in the oil and gas industry.  At your request, we have reviewed and discussed with you the circumstances and the business judgment and planning that formulated your basis to make this change in accounting principle.

It should be understood that criteria have not been established by the Financial Accounting Standards Board for selecting from among the alternative accounting principles that exist in this area.  Further, the American Institute of Certified Public Accountants has not established the standards by which an auditor can evaluate the preferability of one accounting principle among a series of alternatives.  However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our reading of management’s stated reasons and justification for this change in accounting principle in Form 10-Q, and our discussions with management as to their judgment about the fact that the new method results in a more meaningful representation of the Company’s drillings costs, we concur with management’s judgment that the newly adopted accounting principle described in Note 2 represents, in the Company’s current circumstances, the adoption of a preferable accounting principle in conformity with FASB ASC 250-10 (FASB Standard No. 154, Accounting Changes and Error Corrections).  In formulating this position, we are relying on management’s business planning and judgment, which we do not find to be unreasonable.  Because we have not audited any financial statements of Northern Oil and Gas, Inc. as of any date or for any period subsequent to December 31, 2008, we express no opinion on the financial statements for the period ended September 30, 2009.

Very truly yours,

Mantyla McReynolds